RiverNorth	Confidential

AGREEMENT FOR PRIME BROKERAGE

Office BX8003002

Account(s): RiverNorth Specialty Finance Corporation

This Agreement for Prime Brokerage and all annexes hereto (together, this “Agreement”) is entered into with the undersigned (“Client”) and Pershing LLC (“Pershing”). Capitalized terms used in this Agreement and not otherwise defined are defined in Section V. Paragraph 33. Definitions. In consideration of Pershing opening and/or maintaining one or more deposit, custody, securities or other accounts (“Account”) for Client, Client agrees as follows:

I.	PRIME BROKERAGE SERVICES

In addition to maintaining the Account with Pershing and executing transactions therein, Client maintains brokerage accounts with a number of other brokers and may, from time to time, place orders to be executed by one or more of these brokers designating Pershing as Client's prime broker in accordance with the letter dated January 25, 1994 from the Division of Market Regulation of the Securities and Exchange Commission (or, if applicable, any subsequent amending or superseding letter or order, rule or regulation) (the “No-Action Letter”). Subject to the terms and conditions set forth herein, Pershing agrees to act as prime broker for Client and to perform certain settlement and clearance services in connection with such transactions (“Prime Brokerage Transactions”).

1. Applicable Transactions; Limitations. The terms of this Section I shall apply only to Prime Brokerage Transactions executed by Client with such brokers as Client may designate to Pershing and which are acceptable to Pershing. Such brokers will either be self-clearing executing brokers or introducing executing brokers. If the latter, Client will provide to Pershing the name of the firm clearing for Client's introducing executing broker. In either case, the self-clearing executing broker and/or the clearing firm of the introducing executing broker, is referred to herein as the “Executing Broker”. Client and Pershing may each add to or delete from the list of Executing Brokers by not less than one (1) Business Day’s prior notice to the other party, provided that no addition may be made without Pershing’s consent (which shall not be unreasonably withheld) nor will any addition be effective until all documentation required by Pershing in its discretion has been completed. Notwithstanding the forgoing, Pershing may delete an Executing Broker from the list immediately upon notice if in Pershing’s discretion Pershing deems it advisable for its protection.

The terms as set forth in this Agreement shall apply only to Prime Brokerage Transactions in debt and equity securities cleared and settled through United States clearance and settlement systems and in such other securities and instruments as are otherwise specifically approved by Pershing for clearance for the purposes of being governed by the terms as set forth in this Section I (all such securities and instruments, being “Covered Securities”). It is expressly understood and agreed that, with respect to Prime Brokerage Transactions in non-Covered Securities, Pershing shall have no obligation to Client or to any third party to clear or settle trades executed by Client, and Client shall inform its Executing Brokers that the Executing Broker may look only to Client for the settlement of such Prime Brokerage Transactions and the resolution of any claim or dispute relating thereto. In the event that Pershing facilitates transactions in non-Covered Securities, Client understands that settlement and processing practices with regard to such securities may differ, including transactions which may involve a process other than delivery vs. payment, and Pershing shall not be responsible for any Losses related thereto, including but not limited to late delivery, late receipt, non-delivery or non-receipt of assets and Client agrees to indemnify and hold harmless Pershing for any Losses in connection therewith unless arising from Pershing’s gross negligence or willful misconduct.

2. Client Acknowledgement. Client acknowledges that Prime Brokerage Transactions are subject to Applicable Law and to the requirements of the No-Action Letter. Client further acknowledges that Pershing will, as required by the No-Action Letter and Applicable Law, enter into contractual arrangements pertaining to Prime Brokerage Transactions for Client’s account (“Contractual Arrangements”) with the Executing Brokers identified on the list described above. Client acknowledges and agrees that Pershing shall have no suitability obligation or liability to Client in connection with trades placed by Client or for Client by an investment adviser or other agent or for complying with such Contractual Arrangements. Client agrees to indemnify and hold harmless Pershing for any Losses related thereto unless arising as a result of Pershing’s gross negligence or willful misconduct.

3. Accounts with Executing Brokers. Client shall not begin to effect Prime Brokerage Transactions with an Executing Broker until Client advises Pershing of its intent to do so and Pershing thereafter advises Client that Pershing and the Executing Broker have executed the appropriate Contractual Arrangements with respect thereto. Client understands and agrees that the Contractual Arrangements may affect Pershing’s dealings with Clients. Client agrees to accept any restrictions or limitations affecting its Account with Pershing that may result from such Contractual Arrangements and Pershing’s dealings with Executing Brokers. Pershing reserves the right at any time to place a limit on the type or size of Prime Brokerage Transactions which may be effected by Client with Executing Brokers generally or with any particular Executing Broker. Client acknowledges that Pershing has not recommended or endorsed any Executing Brokers and Pershing shall not be responsible or liable for any acts or omissions of any Executing Broker or its employees. Client agrees that, as between Pershing and Client, any Losses resulting from any action or failure to take action by an Executing Broker or its agents or other third party with respect to Client or its Accounts, including, without limitation, the insolvency of any such party or the failure of any such party to fulfill its settlement obligations, will be borne solely by Client and Client agrees to indemnify Pershing, and to hold Pershing harmless, in connection therewith, unless such Losses are a result of Pershing’s gross negligence or willful misconduct.

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4. Communications with Executing Brokers. Client understands and agrees that Pershing may be required by the No-Action Letter, Applicable Law or by the Contractual Arrangements, or that Pershing may otherwise reasonably deem it necessary or appropriate, to communicate information concerning Client and the Account to Executing Brokers. Such information may include: (i) whether the net equity in the Account falls below certain minimums as set forth in the No-Action Letter and established by Pershing; (ii) information regarding the allocation of Prime Brokerage Transactions to sub-accounts, if applicable; (iii) other matters requested by Executing Brokers; and (iv) such other information as Pershing may reasonably deem necessary or appropriate for Pershing’s own protection, provided the release of such information is in accordance with Applicable Law, and, to the extent such information is Confidential Information (defined below), Pershing’s Privacy Policy. Client hereby consents to, and agrees to hold Pershing harmless with respect to, the release to Executing Brokers of any and all information regarding Client and the Account in accordance with the foregoing absent the gross negligence or willful misconduct of Pershing.

5.a. Reporting of Trade Information. Client agrees to notify Pershing (or cause Pershing to be notified by persons it has authorized in writing to do so) by 5:30 P.M. (Eastern Time) on any trade date of the details of all Prime Brokerage Transactions effected by or on behalf of Client through Executing Brokers for such date. Client will supply Pershing with the following information to the extent known for each transaction: (a) Account Name; (b) Name of Executing Broker (and clearing broker, if different); (c) Security name, quantity and security symbol (or CUSIP number if no security symbol exists or is known); (d) Whether transaction is a buy, buy to cover, sell, sell short exempt or sell short transaction; (e) Price per share or other unit (if a trade is to be reported on an average price basis, Client must compute the average price to four decimal places); (f) Exchange or other market where executed; (g) Commission rate; (h) Total execution and commission costs; (i) If an options transaction is involved, whether the transaction is an opening or closing transaction; (j) The trade date and settlement date; (k) For trades in non-U.S. markets, all other information required for Pershing to settle such trades; and (1) settlement instructions.

Client understands and agrees that, subject to the provisions of this Agreement and Pershing’s internal policies and procedures, Pershing will affirm and settle transactions with an Executing Broker only to the extent that the information provided by such Executing Broker matches the trade information submitted to Pershing by Client. If Client has provided information to Pershing that does not match the information provided to Pershing by the Executing Broker, and if time permits, Pershing will make a reasonable attempt to contact Client so that Client can reconcile the differences in the reported information. If such contact and reconciliation is not made, Pershing may, in Pershing’s discretion choose to settle such Prime Brokerage Transactions on Client's behalf if, in Pershing’s sole judgment, the differences between Client’s report and the Executing Broker’s report are not material. Client expressly acknowledges and agrees that Pershing shall have no responsibility or liability and Client shall indemnify and hold Pershing harmless with respect to any trade data that is not accurate or received by Pershing in the manner provided above.

5.b. Short Sales. Client further understands and agrees that if Pershing is responsible for settling a short sale on behalf of Client, or if Client fails to deliver any securities it has sold in a long sale, Pershing is authorized to borrow or obtain the securities necessary to enable Pershing to make delivery. Client agrees to be responsible for any cost, fee or loss associated with sourcing or maintaining the borrow, or the actual cost Pershing incurs in obtaining the securities if Pershing is unable to borrow such securities.

5.c. Prime Broker Ceasing to Act. Client understands and agrees that Pershing may, (a) at any time, cease to act as prime broker for Client's Account, (b) decline to affirm, clear and settle any Prime Brokerage Transaction for any reason it reasonably deems advisable for its protection, (c) at any time decline to affirm, clear and settle any transactions effected by an Executing Broker other than a Prime Brokerage Transaction or (d) in accordance with the terms hereof, terminate this Agreement. Pershing will make a reasonable effort to provide notice of such action, provided that failure to provide such notice shall not be a condition precedent to Pershing’s right to take such action.

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5.d. Affirmation and Settlement. Client further acknowledges that, Pershing may, in its sole discretion, decline to settle Client's Prime Brokerage Transactions. In any such case, Pershing will use reasonable efforts to so advise Client promptly and Pershing will “DK” or disaffirm such transaction or transactions in accordance with the terms of the No-Action Letter, the Contractual Arrangements, and applicable rules and procedures of any clearing agency registered pursuant to Section 17A of the Securities Exchange Act of 1934 (the “Exchange Act”) that Pershing has agreed to use with Client and its Executing Brokers. Failure to so advise Client shall not be a condition precedent to Pershing’s rights to “DK” or disaffirm such transaction(s). Under such circumstances, Client acknowledges that it will be obligated to settle the Prime Brokerage Transactions directly with the Executing Broker.

6. Confirmations. If Client has instructed Executing Brokers to send trade confirmations to Client in care of Pershing, Pershing agrees that such confirmations will be made available to Client, without charge, upon its request. On the day following Pershing’s receipt of information from Client regarding any Prime Brokerage Transaction, Pershing agrees to send to Client a notification of each such trade based on the information supplied to Pershing by Client. Any trade notifications issued by Pershing as prime broker shall indicate the name of the Executing Broker involved and the other information required by the No-Action Letter, provided that Pershing shall have received such information in the manner and to the extent provided herein from Client. Client acknowledges that Pershing has requested that Client supply Pershing with all information required by Rule 10b- 10 under the Exchange Act with respect to each Prime Brokerage Transaction. Client understands and agrees that the notifications sent by Pershing will be based solely upon the information supplied by Client and that Client will be solely responsible therefore. Client agrees that Pershing assumes no responsibility, and Client will indemnify and hold Pershing harmless in connection therewith absent Pershing’s gross negligence or willful misconduct.

7. Status of Client. Client represents and warrants to Pershing that no one except Client has a direct beneficial interest in the Account. In the event that Client is represented by an investment advisor or other agent, Client acknowledges and agrees that such agent is authorized to instruct Pershing with respect to Client's Prime Brokerage Transactions and shall have all powers necessary in connection therewith, including, without limitation, full access, personally or through its agents, to Client's Account information through whatever medium Pershing may choose for transmitting such information pursuant to Pershing’s agreement with such agent. Client further acknowledges that Prime Brokerage Transactions authorized by such an agent may, at such agent's instruction, be commingled with those of other customers of the agent for settlement as a single bulk trade with Pershing, may be reported on an average price basis, and may later be allocated by such agent among such customers. Client acknowledges that if any such customer’s account fails to satisfy the minimum net equity requirements in the No-Action Letter, Pershing may not be able to effectuate the entire bulk trade, and upon such event, Client agrees that the agent may resubmit the bulk trade excluding any such customer’s account within any required deadlines. Client agrees that Pershing shall in no event be responsible for making any determination relating to the suitability of any transaction for Client's Account.

8. Minimum Net Equity. Client shall, at all times, maintain in the Account a minimum net equity with Pershing of that required (i) in the No-Action Letter and (ii) by Pershing. Client shall maintain such minimum net equity in cash or securities with a ready market and shall, upon Pershing’s request, promptly (but no later than within five (5) Business Days) restore such net equity if it should fall below such minimum. Client understands and agrees that failure to maintain a minimum net equity at least equal to that required by the No-Action Letter, after giving effect to any applicable grace period, will require Pershing promptly to inform Executing Brokers that Pershing is no longer acting as prime broker for Client and that Pershing will “DK” or disaffirm any Prime Brokerage Transactions commenced thereafter by or on behalf of Client.

9. Restricted Securities. Prior to instructing the delivery into Client’s Account (by purchase or otherwise) of any securities (i) subject to Rule 144 or Rule 145(d) or Regulation S under the Securities Act of 1933, (ii) subject to any Applicable Law restricting or limiting transfer or distribution thereof, (iii) subject to any other Applicable Law relating to restricted or control securities or (iv) that are otherwise contractually restricted (“Restricted Securities”), Client agrees that it is responsible for ensuring that Client’s Account is eligible to receive such Restricted Securities. Additionally, prior to placing an order for the sale or transfer of any Restricted Securities, Client agrees that it will advise the relevant Executing Broker of the status of the securities and furnish such Executing Broker with the necessary documents (including opinions of legal counsel, if it so requests) to satisfy legal transfer requirements. These securities may not be sold or transferred until they satisfy legal transfer requirements. Client agrees that even if the necessary documents are furnished by it in a timely manner, there may be delays in the delivery of securities and the subsequent crediting of cash by Pershing to Client’s Account. Client is responsible for any delays, expenses, and Losses associated with compliance or failure to comply with any and all of the requirements and rules relating to Restricted Securities and agrees to hold Pershing harmless in connection therewith.

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10. Timely Settlement. Client agrees that it is responsible to Pershing for timely payment and delivery in connection with the settlement of all Prime Brokerage Transactions for which Pershing becomes responsible pursuant to the Contractual Arrangements. Client agrees to cooperate with Pershing in resolving disputes with Executing Brokers related to settlement of Prime Brokerage Transactions. Client will be responsible for any Losses, including but not limited to those resulting from buy-ins or sell-outs of securities, resulting from failure to timely settle such transactions and will hold Pershing harmless in connection therewith, absent Pershing’s gross negligence or willful misconduct.

11. Provisional Credits. Client understands and agrees that although Pershing may credit or debit Client's account on or about the settlement date with respect to a transaction executed by an Executing Broker, such credit is conditional and may be reversed upon the failure of the Executing Broker's delivery against payment or payment against delivery, as applicable. Any Losses resulting from the Executing Broker's failure to consummate any such transaction will, as between Pershing and Client, be borne solely by Client and Pershing shall have no responsibility or liability to Client or any third party with respect thereto, and Client shall indemnify and hold harmless Pershing with respect to the foregoing, absent Pershing’s gross negligence or willful misconduct.

12. Security. Client shall be responsible for safeguarding any testkeys, identification codes or other security devices which Pershing shall make available to Client, including any of the foregoing used to transmit instructions, and Pershing shall have no liability for any loss incurred by Client arising out of any failure or misuse of SWIFT, tested telex or any “on-line” system used to transmit instructions.

13. Capital Introduction and Consulting Services. Client understands and agrees that Pershing may provide capital introduction services and consulting services to Client’s Investment Advisor and/or Sub-Advisor (the “Advisor”). Capital introduction services involve Pershing introducing potential investors to Advisor. Consulting services may take the form of, but are not limited in scope to, assistance with identifying technology and design and build professional service providers, assistance with facilities management requirements, applications and business processes and service providers, property searches, information technology project management and office design and build project management.

By executing this Agreement and continuing to receive prime brokerage services from Pershing, Client is acknowledging that from time to time Pershing may be subject to actual or potential conflicts of interest arising out of the provision of these services to Advisor, including, for example, that the fees, commissions and other revenues Pershing earns or expects to earn through an Account may be a significant factor in Pershing’s determining whether Advisor receives capital introduction services or receives consulting services from Pershing.

Client also acknowledges that in the event that Pershing has provided or provides consulting services to Advisor, Pershing has or may develop business relationships with, and earn fees, commissions and other revenues from, third party service providers brought to the attention of Advisor by Pershing. Such relationships with third party service providers may conflict with any relationship Pershing has or may develop with Client or Advisor.

In the event Pershing provides capital introduction or consulting services to Advisor, such services will be in complement to, and not in place of, the services provided by Advisor’s independent professional advisors and service providers. The capital introduction or consulting services that may be provided by Pershing to Advisor do not form any part of the prime brokerage services provided to Client by Pershing and no fees are payable by Client or Advisor in respect of such services.

Client should not construe Advisor’s receipt of capital introduction services or consulting services as an approval or endorsement of Advisor or any of its advisory Clients. Pershing shall be under no obligation to disclose to Client any information it obtains in the course of providing capital introduction or consulting services to Advisor.

II.	ELECTRONICALLY PROVIDED SERVICES AND INFORMATION

Pursuant to the terms and conditions of this Agreement, Pershing may allow access to Pershing’s proprietary platform, currently named NetX360 (the “Pershing Platform”). The Pershing Platform may permit Client’s Users (defined below) to (i) enter, facilitate or route orders or trading in Client’s Account, (ii) access and use software, system, network, website, or similar facilities or services, (iii) access research reports or materials, market data (including valuations of securities or other assets), news, documents and other information reports, analytics, calculators, data or content, or (iv) view and/or download information about Client’s Account with Pershing or activity therein. The foregoing are collectively referred to as the “Electronic Services”. Pershing will require Client to complete and execute an Electronic Access Form from time to time to obtain access to the Electronic Services for Client’s designated users. Such Electronic Access Form to supplement and form part of this Agreement. Client agrees to use the Electronic Services in accordance with the terms of this Agreement and the Electronic Access Form.

Client may also from time to time execute an Authorization for Electronic Delivery. Such Authorization for Electronic Delivery to supplement and form part of this Agreement. If Client executes the Authorization for Electronic Delivery, Pershing may deliver prospectuses, disclosure documents, monthly account statements, confirmations and other communications (collectively, the “Delivered Documents”) electronically, in accordance with the terms of the Authorization for Electronic Delivery. All documents delivered pursuant to the Authorization for Electronic Delivery are referred to as the “Electronically Delivered Documents”.

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Any information obtained via either the use of the Electronic Services or from Electronically Delivered Documents is referred to herein as the “Electronic Services Data”.

Client is responsible for having any necessary hardware, software or other technology to access the Electronic Services and any Electronically Delivered Documents and to print, download and store any information that Client may wish to retain.

If Client does not elect to enter into either the Electronic Access Form or Authorization for Electronic Delivery, Pershing will send or will have a third party send paper copies of any information that the law requires Pershing to provide. Pershing may charge a reasonable service charge for the delivery of paper copies. Client agrees, however, that neither Client’s request for, nor Pershing’s delivery of, a paper copy will imply that any previous electronic delivery of documents or information did not constitute good and effective delivery.

Capitalized terms used but not defined herein shall have the meanings set forth in the Electronic Access Form and the Authorization for Electronic Delivery.

1. Electronic Services. Client acknowledges and agrees that the Electronic Services may only be used by a User to whom Pershing has issued a User ID and a Password, in accordance with the Electronic Access Form. Client acknowledges and agrees that only persons to whom Pershing has issued a User ID may use the Electronic Services under such User ID. Client shall not permit any User, and shall ensure that its Users do not, share any User IDs or Passwords with others, and must notify Pershing immediately if it knows or suspects that the confidentiality of any Password has been compromised. Client agrees to be bound by any transactions in Client’s Account, the terms of this Agreement any agreements related to the Electronic Services and Client is fully responsible for all acts and omissions relating to the use of the Electronic Services for its Account and the use of information and documentation provided thereby. Client agrees that it is fully responsible for any acts and omissions relating to the Electronic Services by any person who uses the User ID and Password of any of Client’s Users, whether or not authorized to use any User ID or Password. Client further agrees to abide by all other rules and procedures regarding the use of the Electronic Services that Pershing may establish from time to time. Client agrees that Pershing may communicate such rules and procedures by posting them on the Pershing Platform that Pershing uses to deliver the Electronic Services. Pershing reserves the right to terminate, suspend or change any User ID or Password and to limit or restrict, in its sole discretion, the Electronic Services or Electronic Services Data offered to Client or any User. Unless authorized by Pershing, the Electronic Services may only be used by Users located in the United States who reside within the United States.

2. Information Made Available Through The Electronic Services.

Subject to any restrictions on use of Market Data that appear on the Electronic Services or are otherwise provided to Client, Client is permitted to store, display, analyze, modify, reformat and print the Electronic Services Data only for its own use. Client agrees not to publish, transmit or otherwise distribute the Electronic Services Data (other than Client specific Account and holdings information), in whole or in part, or in any format to any third party without the express written consent of Pershing. Client further agrees not to alter, obscure or remove any copyright, trademark or any other notices that are provided to Client in connection with the Electronic Services Data. Pershing reserves the right, at any time, to add, modify or remove any of the Electronic Services Data. Pershing will make reasonable efforts to notify Client prior to taking such actions if practical under the circumstances. However, such notice is not a condition precedent to taking such actions. Other than the limited permissions stated in this Agreement, Client does not receive any rights in or to the Electronic Services or Electronic Services Data, by implication, estoppel or otherwise. Pershing and its third party providers retain all right, title and interest in and to the Electronic Services and Electronic Services Data.

3. Representation and Warranties. Client represents and warrants that: (a) Client will not use the Electronic Services or any Electronic Services Data in contravention of the terms of this Agreement, Pershing’s rules and procedures regarding the use of the Electronic Services, the Electronic Access Form, the Authorization for Electronic Delivery or any applicable rules and regulations, (b) Client will use the Electronic Services and Electronic Services Date only for the benefit of Client’s Account and not on behalf of any other party, (c) with the exception of Web browser software and other applications specifically approved by Pershing in writing, Client agrees not to use (or allow another person to use) any software, program, application or other device, directly or indirectly, to access or obtain information through the Electronic Services or to automate the process of accessing or obtaining such information through the Electronic Services, and (d) any information that Client provides to Pershing will be accurate and complete in all material respects. Neither Pershing nor any third party provider make any warranty whatsoever, express or implied, to Client or to any other persons as to the Electronic Services or Delivered Documents. Client expressly acknowledges and agrees that the Electronic Services and Delivered Documents are provided by Pershing and its third party providers on an “as is” basis at Client’s sole risk and that Pershing and its third party providers expressly disclaim any implied warranties of merchantability, noninfringement or fitness for a particular purpose, including any warranty regarding the use or the results of the use of the services with respect to their correctness, completeness, quality, reliability and performance. Neither Pershing, nor any third party contributing in any manner to the Electronic Services or Delivered Documents will have any responsibility to maintain the Electronic Services or Delivered Documents or to provide any corrections, updates or releases in connection with them.

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4. Limitation of Liability; Indemnity.

a. Except as otherwise provided by law, Pershing shall not be liable for any Losses by or with respect to any matters pertaining to the Electronic Services, except to the extent that such Losses are actual Losses and are determined by a court of competent jurisdiction or an arbitration panel in a final non-appealable judgment or order to have resulted from Pershing’s gross negligence or willful misconduct.

b. Client agrees that, absent Pershing’s gross negligence or willful misconduct, Pershing will have no liability, contingent or otherwise, to Client or any of Client’s Users: (i) for the correctness, completeness, quality, reliability, performance or continued availability of the Electronic Services or Delivered Documents, (ii) for any special, punitive, indirect, incidental or consequential damages (including lost profits, trading losses and damages) that may be incurred or experienced on account of Client’s or Delivered Documents even if Pershing has been advised of the possibility of such damages, (iii) for any failure to inform Client of difficulties (including systems delays) experienced by Pershing or third party providers with respect to the use of the Electronic Services or Delivered Documents, (iv) to verify, correct, complete or update any information made available via the Electronic Services or Delivered Documents, or (v) for the failure of any connection to the Electronic Services to provide or maintain Client’s access to the Electronic Services, or for any interruption or disruption of such access or any erroneous communications between Pershing and Client, regardless of whether the connection or communication service is provided by Pershing or a third party. For the avoidance of doubt, Pershing shall not in any event, including but not limited to Pershing’s gross negligence, be liable for any special, punitive, indirect, incidental or consequential damages (including lost profits, trading losses and damages).

c. Furthermore, Client agrees that the liability of Pershing arising from a failure of the Electronic Services will not exceed $100,000, except to the extent that such liability is determined by a court of competent jurisdiction or an arbitration panel in a final non-appealable judgment or order to have resulted from such Pershing entity’s gross negligence or willful misconduct. Notwithstanding the forgoing, Pershing’s liability shall be limited to actual and direct damages. Pershing shall, in no way, be liable for special, punitive, indirect, incidental or consequential damages (including lost profits, trading losses and damages).

d. Client agrees to indemnify and hold harmless Pershing from and against any and all Losses, as incurred, arising from Client’s or any of Client’s Users’ actions: (i) alleging a false or misleading statement in any of the representations and warranties provided by Client in this Section II of the Agreement or (ii) arising out of a material violation of this Section II of the Agreement.

As used in this Paragraph 5, the term Pershing includes all of the third party providers who provide Pershing with or otherwise assist it with any portion of the Electronic Services. Such third party providers will have no liability to Client for monetary damages on account of the Electronic Services provided to Client under this Section II of the Agreement.

5. Internet Communications. Client acknowledges, that with regard to the services and documentation provided in this Agreement, including services in other sections of this Agreement, the Internet is not a secure network and that communications transmitted over the Internet may be accessed by unauthorized or unintended third parties. Client further acknowledges that Pershing may be unable to assist with problems that result from difficulties that Client may encounter while logging on to or accessing the Electronic Services or other services, documents or communications pursuant to this Agreement.

III.	MARGIN FINANCING

If Client intends to borrow funds in connection with Client’s Account, Client must open a margin account with Pershing. By applying for a margin account or placing an order on margin, Client acknowledges receipt of Pershing’s Margin Disclosure Statement.

1. Risk Factors. Client agrees to carefully consider Client’s own financial condition, tolerance for risk and investment objectives, as well as market conditions, before Client decides to use margin credit or short selling strategies. Client acknowledges that Pershing has made available to Client certain information relating to margin trading and that before submitting Client’s application for a margin account, Client represents and warrants to Pershing that Client has had an opportunity to discuss with Pershing the risks associated with the use of margin and that the use of margin is consistent with Client’s investment objectives as provided to Pershing. “Margin” shall mean all funds, securities, or other property constituting Collateral required to be provided by Applicable Law or Pershing in connection with any Obligation, Account or Contract.

Client remains solely liable for any deficiencies arising from the use of margin in its Account.

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2. Margin Account Operation. Client agrees, with respect to the Account, as Pershing may, in its sole discretion require Client to (i) deposit such Margin, (ii) maintain such Collateral, and (iii) pay any amount that may become due for additional deposits or “marks to market” for any transaction, including those involving foreign exchange and unissued securities Client may purchase or sell. Client agrees to deposit, maintain or pay such amounts in accordance with the On Demand timing requirements.

3. Rehypothecation and Use. Client agrees that Collateral in Client’s Account may be carried in Pershing’s general loans and may be pledged, repledged, hypothecated, rehypothecated, sold, lent, used or otherwise transferred separately or in common with other securities for the sums due to Pershing thereon or for a greater sum, as permitted by law. Client acknowledges that Collateral may be used for, among other things, settling short sales and lending the securities for short sales, and as a result, Pershing may receive compensation in connection therewith. Provided, however, that, for the avoidance of doubt, nothing herein shall be deemed to grant authority to Pershing to loan, pledge, hypothecate, re-hypothecate, sell or re-register “fully paid securities” or “excess margin securities”, as such terms are defined in Rule 15c3-3. Pershing does not lend fully paid for securities without Client’s written permission.

Client understands (i) that Pershing might not retain, in its possession or control for delivery a like amount of similar securities; and (ii) that certain rights of ownership, including the right to vote such securities or the right to receive dividends directly from the issuing company, may be transferred to Pershing or by Pershing to others and that, as a consequence, Client may not maintain the voting rights in such securities and may receive payments-in-lieu of dividends which may not be eligible for certain dividend tax benefits based on current tax laws.

Client agrees that Pershing may, in its sole discretion, transfer Collateral held in Client’s Account, including Client’s cash account, to Client’s margin account. Any Collateral so transferred may be pledged or rehypothecated by Pershing as provided in this Agreement.

4. Margin Loan. The parties acknowledge that the cash loans provided hereunder are each a “margin loan” as used in the definition of “securities contract” in the United States Bankruptcy Code (11 U.S.C. Section 741).

IV.	INTEREST CHARGES DISCLOSURE STATEMENT

Client agrees to pay interest charges which may be imposed by Pershing in accordance with the terms this Section, in conjunction with any transaction, including for securities purchased in Client’s Account and prepayments in Client’s Account (i.e., the crediting of the proceeds of sale prior to settlement date or prior to receipt by Pershing of the item sold in good deliverable form). Client acknowledges review of the terms of this Section.

1. Interest Rates. Pershing in its sole discretion will charge interest on any debit balances in the Account. Interest charged on any debit balances in cash accounts or credit extended in margin accounts shall consist of the Base Rate plus or minus the interest rate spread for that currency as determined by Pershing. The Base Rate for each currency will be set with reference to commercially recognized interest rates, industry conditions relating to the extension of credit, and general credit market conditions. For a loan in a currency other than U.S. dollars, the Base Rate will be set based on the above-referenced criteria in the country whose currency is the basis of the loan. The Base Rate and interest rate spread for each currency may change without prior notice. When the Base Rate for a particular currency or interest rate spread changes during an interest period, interest will be calculated according to the number of days each rate is in effect during that period.

2. Interest Period. The interest period begins on the 20th of each month and ends on the 19th of the following month. Accordingly, the interest charges for the period as shown on Client’s monthly statement are based only on the daily net debit and credit balances for the interest period.

3. Method of Interest Computation and Related Charges. At the close of each interest period during which credit was extended to Client, an interest charge is computed by multiplying the average daily debit balance for that currency by the applicable schedule rate and by the number of days during which a debit balance was outstanding and then dividing by 360. If there has been a change in the rate that currency, separate computations will be made with respect to each rate of charge for the appropriate number of days at each rate during the interest period. If not paid, the interest charge for credit extended to Client’s account at the close of the interest period is added to the opening debit balance for that currency for the next interest period.

With the exception of credit balances in Client’s short account, all other credit and debit balances in the same currency will be combined daily and interest will be charged on the resulting average daily net debit balances for that currency for the interest period. Credit balances in one currency will not be combined or netted with debit balances in a different currency. If there is a debit in Client’s cash account and Client holds a margin account, interest will be calculated on the combined debit balance for that currency and charged to the margin account. Any credit balance in Client’s short account is disregarded because such credit collateralizes the stock borrowed for delivery against the short sale. Such credit is disregarded even if Client should be long the same position in Client’s margin account (for instance, short sale against the box). If the security that Client sold short (or sold short against the box) appreciates in market price over the selling price, interest will be charged in U.S. dollars or any other currency on the appreciation in value.

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Correspondingly, if the security that Client sold short depreciates in market price, the interest charged will be reduced since Client’s average debit balance will decline. This practice is known as “marking-to-the-market.” All short positions will be “marked to market” on a daily basis. A closing price is issued and reconciled daily to determine any appreciation or deprecation in the security sold short.

V.	GENERAL PROVISIONS

1. Obligations. Upon written or oral demand confirmed in writing as promptly as practicable by Pershing, Client shall pay Pershing in immediately available U.S. funds, any principal balance of, accrued but unpaid interest on, any Obligation.

Client authorizes Pershing to automatically debit Client’s Account in payment of any Obligations.

2. Automated Systems. Client consents to the use of automated systems or service bureaus by Pershing in conjunction with Client’s Account, including, but not limited to, automated order entry and execution, recordkeeping, reporting and account reconciliation and risk management systems (collectively “Automated Systems”). Client understands that the use of Automated Systems entails risks, such as interruption or delays of service, system failure and errors in the design or functioning of such Automated Systems (collectively, a “System Failure”) that could cause substantial damage, expense or liability to Client.

3. Exchange or Market. Client’s Account and transactions effected and/or executed through the Account will be subject to and shall be in accordance with the rules and customs of any applicable national securities exchange, electronic communication network, national securities association, alternative trading system, contract market, derivatives transaction execution facility or other exchange or market (domestic or foreign) (each an “Exchange” and collectively “Exchanges”) and their respective clearing houses, as well as any applicable self- regulatory organization, if any, where the transactions are executed, or that otherwise apply to Client’s Account or transactions, and in conformity with Applicable Law and regulations of governmental authorities and future amendments or supplements thereto, and Client agrees to use the Accounts only in accordance with such rules, customs, laws and regulations. Client understands that the Exchanges have the right to break any executed transaction on various grounds, including if the executed transaction was, in their opinion, “clearly erroneous,” and Pershing will not be liable for such broken transactions unless such broken transactions are caused in whole or part by Pershing’s gross negligence or willful misconduct.

4. General Lien; Delivery of Collateral. Client hereby grants a continuing first priority perfected security interest in, lien in and right to net and setoff against, all Collateral as security for the performance of all of Client’s Obligations to Pershing. Client shall execute such documents and take such other action as Pershing shall request in order to perfect Pershing’s rights with respect to any such Collateral. In addition, Client appoints Pershing as Client’s attorney-in-fact to act on Client’s behalf to sign, seal, execute and deliver all documents, and do all acts, as may be required, or as Pershing shall determine to be advisable, to perfect the security interests created hereunder in, to provide for Pershing control of, or to realize upon any rights of Pershing in, any or all of the Collateral. Client further agrees that Pershing may, in its discretion at any time, require Client to make a payment of Margin or deliver Collateral and secure Client’s performance of any obligations to Pershing. Such payment of Margin or delivery of Collateral shall be, in such amount and form and to such account or recipient as Pershing shall specify, in accordance with On Demand requirements. All Collateral delivered to Pershing shall be free and clear of all prior liens, claims and encumbrances and Client will not cause or allow any of the Collateral to be subject to any adverse claims, liens, security interests, mortgages or encumbrances of any nature (other than solely in Pershing’s favor).

The security interest, lien and right of set-off granted herein shall (i) remain in full force and effect until the full and final payment, performance and discharge by Client of all of its Obligations, and the termination of this Agreement by the parties, (ii) be binding upon Client, its successors and permitted assigns, and (iii) inure the benefit of, and be enforceable by, Pershing and its respective successors, transferees and assigns.

Pershing may, in its sole discretion and without notice to Client, deduct any amounts from Client’s Account and apply or transfer any of the Collateral interchangeably between any Accounts in which Client has an interest, each of which constitutes unconditional security for all Obligations of Client to Pershing. With respect to Collateral, Pershing shall have the right, but in no event the obligation, to apply all or any portion of such Collateral to Client’s Obligations to Pershing under a Contract. Under no circumstances shall any Collateral pledged principally to secure certain Obligations to Pershing under a Contract be required to be applied or transferred to secure other Obligations to Pershing or to be released if Pershing determines that subsequent to such transfer Pershing would be undersecured with respect to any Obligations of Client (whether or not contingent or matured).

Client and Pershing agree that all cash, securities and other property held in or credited to the Account will be treated as “financial assets” under the New York Uniform Commercial Code (“UCC”) and that the Account shall be a securities account under Article 8 of the UCC. For purposes of Articles 8 and 9 of the UCC, to the extent that Client has any control with respect to any such assets, upon the occurrence of a Close-Out Event or Termination Event as defined below, Client shall no longer have any control over such assets.

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5. Close-Out Event; Termination Event. If (i) Client fails to make, when due, any payment or delivery to satisfy any Obligation; (ii) Client defaults in the performance of any other obligation under any transaction or Contract; (iii) any representation or warranty made by Client under any Contract or transaction between the parties is materially incorrect or untrue when made, repeated or deemed to have been made or repeated; or (iv) Client becomes bankrupt, insolvent or subject to any voluntary or involuntary bankruptcy, reorganization, insolvency, levy of attachment or similar proceeding; each such occurrence of default shall be a “Close-Out Event”. If (i) the security interest hereunder is not or ceases to be a first priority perfected security interest; (ii) Pershing ceases to conduct a prime broker business or maintain direct Client accounts; or (iii) for any reason Pershing in its commercially reasonable discretion deems it advisable for its protection, each such occurrence shall be a “Termination Event”. Upon the occurrence of a CloseOut Event or a Termination Event, Pershing may (i) cancel, terminate, accelerate, liquidate and/or close-out any or all Contracts and transactions between Client and Pershing,

(ii) sell or otherwise transfer any securities or other property which Pershing may hold for Client or which is due to Client (either individually or jointly with others) and apply the proceeds to the discharge of Client’s Obligations,

(iii) purchase or retain any Collateral and/or set-off, net and recoup any obligations (whether physical or financial and whether or not then due) to Client against any Obligations,

(iv) exercise all rights and remedies in respect of all Collateral under the UCC (whether or not the UCC is otherwise applicable in the relevant jurisdiction) (v) cover any open positions of Client (by buying in or borrowing securities or otherwise) and (vi) take such other actions as Pershing deems reasonably appropriate; provided that if Applicable Law would stay or otherwise impair the ability of Pershing to take any such action upon any such bankruptcy, reorganization, insolvency or similar proceeding, Pershing will be deemed to have taken such action immediately prior to such bankruptcy, reorganization, insolvency or similar proceeding. Client shall remain liable for any deficiency and shall promptly reimburse Pershing for any Losses incurred thereby, including Losses sustained by reason of an inability to borrow any securities or other property sold for Client’s Account. Client agrees to notify Pershing upon the occurrence of a Close-Out Event and the parties agree to promptly notify each other upon the occurrence of a a Termination Event, but the failure to provide such notice shall not prejudice Pershing’s right to determine that a Close-Out Event or Termination Event has occurred.

6. Payments, Fees, Taxes. In addition to the obligation to make payments and deliveries of Margin, Collateral and interest, Client agrees to promptly pay any Obligations with respect to the Account. Except as required by Applicable Law, each payment by Client, and all deliveries of Margin or Collateral, under this Agreement shall be made, and the value of any Margin or Collateral shall be calculated, without withholding or deducting any taxes (including taxes imposed pursuant to sections 1471-1474 of the Internal Revenue Code of 1986, as amended, any regulations promulgated thereunder or any intergovernmental agreement in respect thereof (“FATCA”)), levies, imposts, duties, charges, assessments or fees of any nature, including interest, penalties and additions thereto that are imposed by any taxing authority (“Taxes”). If any Taxes are required to be withheld or deducted, Client shall pay such additional amounts as necessary to ensure that the actual net amount received by Pershing is equal to the amount that Pershing would have received had no such withholding or deduction been required. With respect to amounts paid or credited to Client under this Agreement, Client will provide Pershing with any forms, certificates, documentation or other information reasonably requested by and acceptable to Pershing in order to reduce or eliminate withholding Taxes thereon or comply with any applicable reporting requirements. Pershing is hereby authorized to withhold Taxes from any amounts paid or credited hereunder and remit such Taxes to the relevant taxing authorities to the extent required by Applicable Law. Client acknowledges and agrees that they are familiar with FATCA and as such, are responsible for all FATCA onboarding, tax reporting, withholding and compliance activities, except as otherwise provided in this Agreement. Client further represents (which representation shall be deemed repeated on each day on which this Agreement is in effect) that no amounts paid or credited to Client under this Agreement are subject to any withholding Taxes under FATCA. In addition, Client agrees that if (i) Client either has knowledge of, or the Internal Revenue Service or any other governmental authority notifies Client that Client is not in compliance with any applicable requirements under FATCA, (ii) any Global Intermediary Identification Number provided to Pershing by Client ceases to be valid or fails to appear on any “IRS FFI list” (within the meaning of FATCA), or (iii) any amounts paid or credited to Client may be subject to any withholding Taxes under FATCA, Client will promptly notify Pershing of such fact and take any and all necessary actions such that Pershing is not required to withhold any Taxes under FATCA from any amounts paid or credited to Client under this Agreement.

As applicable, Client shall comply with provisions of (i) the intergovernmental agreement entered into by the United States and the jurisdiction of its organization (“IGA”),(ii) UK FATCA or UK CDOT, (iii) the Common Reporting Standard (“CRS”) the standard for automatic exchange of financial account information (“AEOI”) developed by OECD and (iv) the tax laws, rules and regulations of any relevant non-U.S. jurisdiction in which the Client is organized or transacting any business (“Other Non-U.S. Tax Laws”). It is expressly understood and agreed that Pershing will apply only the tax information reporting, withholding and depositing rules that are the responsibility of a US withholding agent under U.S. federal income tax law, rules, regulations and other published guidance and not any provision of the IGA, UK FATCA/UK CDOT, CRS and/or Other Non-U.S. Tax Laws. Upon reasonable request by Pershing, Client shall furnish information and documentation that demonstrates it is compliant with the IGA, UK FATCA/UK CDOT, CRS and/or Other Non-U.S. Tax Laws.

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7. Orders. Except as provided in the next sentence, the giving of each sell order by Client shall constitute a designation of the sale as “long” and a certification that the securities to be sold are owned by Client and, if such securities are not in Pershing’s possession, the placing of such order shall constitute a warranty and covenant by Client that Client shall deliver such securities to Pershing on or before settlement date. If Client maintains a margin account, Client agrees to designate all sell orders as “long”, “short”, or “short exempt”. Client agrees that Pershing may cancel or “buy-in” any sell order, if such securities are not in the Account, are not timely delivered or are not in “good deliverable form.” In a “buy-in,” the party that failed to deliver the securities, or failed to deliver the securities in good deliverable form, is accountable for any resulting Losses. Prior to placing an order for the sale or transfer of Restricted Securities, Client agrees that it will advise Pershing of the status of the securities as Restricted Securities, the nature of such restrictions and furnish Pershing with the necessary documents (including opinions of legal counsel, if Pershing so requests) to satisfy legal transfer requirements. Restricted Securities are subject to the requirements and procedures set forth in Section 1.9. Restricted Securities.

Client acknowledges that when Client or Pershing sends an order for Client’s Account to an Exchange for execution, such order may be matched with a bid or offer by affiliated entities of Pershing that are specialists, market-makers and traders of these products on exchanges and in other marketplaces. Client hereby consents to the execution of all or part of Client’s orders with such entities.

8. Orders, Average Price Trades. Client acknowledges that Pershing may, in its sole discretion and without prior notice to Client, refuse to accept or execute or clear or settle any order from Client and, in such case, Pershing shall endeavor to give Client prior notice of such refusal. However, prior notice is not a condition precedent to taking such actions. Client agrees that Pershing, in its reasonable discretion, may, but is not required to combine or “bunch” orders for Client’s account with orders for other Clients’ accounts or accounts in which Pershing has beneficial interest and allocate the securities as proceeds acquired among the participating accounts in a manner that Pershing believes is fair and equitable, and in accordance with directions of Client’s agents, if applicable. In addition, there may be circumstances in which Pershing does not obtain the same price or execution for all of Client’s order or for the bunched order described above. In either event, Client will receive an average price for these transactions, unless Client’s agent otherwise instructs. Client agrees that the Pershing confirmation price for such transactions will reference an average price execution and that details will be furnished upon request.

Cancellation of any order is not guaranteed and is rarely possible. An order will only be cancelled if the request is received by the market center to which the order was routed and matched with the order to be cancelled before it is executed. Client should not assume that any order has been executed or cancelled until it has received a transaction or cancellation confirmation from Pershing. Any reporting or posting of errors, including execution prices, will be corrected to reflect what actually occurred in the marketplace. A transaction may, under Applicable Laws, be cancelled on the grounds that it was “clearly erroneous” and Pershing shall have no liability for any loss either as a result of any such cancelled transaction or Client’s reliance on such confirmation. System response times may vary due to market conditions, system performance, Internet traffic or other factors. During times of heavy trading volume, orders or cancellation requests received through the Services may take longer to execute or cancel, and orders that are executed may be at prices that diverge significantly from the market price quoted or displayed at the time the order was entered. Absent Pershing’s gross negligence or willful misconduct, Pershing shall have no liability for such delays.

9. Pershing is not Providing Advice or Acting as a Fiduciary. Client acknowledges that, unless Pershing has expressly agreed in writing otherwise, Pershing is acting in the capacity of Client’s broker or dealer in connection with any transaction executed for or with Client’s Account and not as a financial adviser or a fiduciary, and no information or services provided by Pershing has formed or shall form a primary basis for any investment decision by or on behalf of Client. Pershing may make available certain information about securities and investment strategies, including its own research reports and market commentaries as well as materials prepared by others. None of this information is personalized or in any way tailored to reflect Client’s personal financial circumstances or investment objectives and the securities or investment strategies discussed might not be suitable for Client. Therefore, Client should not view the fact that Pershing is making this information available as a recommendation to Client of any particular security or investment strategy. To the extent that Client’s transactions differ from a specific recommendation made by Pershing, if any, to Client with respect to the security, size, price and timing of a recommended transaction, or to the extent there have been variations in the facts relevant to the transaction, Client agrees that Pershing has no responsibility for determining the suitability of these transactions to Client

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10. Information, Reports, Statements. Upon Pershing’s reasonable request, Client will promptly furnish to Pershing any information that is reasonably accessible to Client about Client (including financial information) Pershing believes necessary to evaluating Pershing’s relationship with Client. Client represents (which representation shall be deemed repeated on each day on which this Agreement is in effect) that Client’s financial statements or similar documents previously or hereafter provided to Pershing (i) do or will fairly present the financial condition of Client as of the date of such financial statements and the results of its operations for the period for which such financial statements are applicable, (ii) have been prepared in accordance with generally accepted account principles consistently applied and, (iii) if audited, have been certified without reservation by a firm of independent public accountants.

Reports or confirmations of the execution of orders and statements of Client’s Account shall be conclusive if not objected to in writing within ten (10) Business Days after forwarding by Pershing to Client by mail, web-reporting or otherwise.

Pershing shall be under no obligation to review with Client or confirm to Client any information reporting with respect to Taxes (including Forms 1099-B) provided to Client. Client agrees to promptly notify Pershing in writing if Client makes or revokes any election pursuant to section 475(f) of the Internal Revenue Code of 1986, as amended.

11. Custodial Arrangements. If Pershing acts as custodian for the securities and other property in Client’s Account, Pershing is authorized to register such securities and other property in the name of Pershing, or any nominee, including sub-custodians, or cause such securities and other property to be registered in the name of, or in the name of the nominee of, a recognized depository or clearing organization. Client understands that when Pershing holds on Client’s behalf bonds or preferred stocks that are callable in part by the issuer, such securities will be subject to an impartial lottery allocation system in which the probability of Client’s securities being selected as called is proportional to the holdings of all Clients of such securities held in bulk by or for Pershing. Client further understands that Pershing may withdraw such securities from any depository prior to the first date on which such securities may be called unless such depository has adopted an impartial lottery system which is applicable to all participants. Pershing is authorized to withdraw securities sold or otherwise disposed of, and to credit Client’s Account with the proceeds thereof or make such other disposition thereof as Client may direct. Pershing is further authorized to collect all income and other payments which may become due on Client’s securities, to surrender for payment maturing obligations and those called for redemption and to exchange certificates in temporary form for like certificates in definitive form, or, if the par value of any shares is changed, to effect the exchange for new certificates. It is understood and agreed by Client that although Pershing will use reasonable efforts to effect the authorization set forth in the preceding sentence, Pershing will incur no liability absent Pershing’s gross negligence or willful misconduct for its failure to do so. Pershing is subject to Exchange rules and regulations that may require it to forward to its Clients certain written materials relating to the securities and other property in such Client’s account (including proxy materials). Except as otherwise required by these rules and regulations, Pershing is not otherwise responsible for obtaining, notifying Client of its receipt of, or forwarding to Client, any written materials relating to the securities and other property in Client’s Account.

Under Rule 15c3-3 of the Exchange Act (“Rule 15c3-3”), Pershing is required to obtain and, thereafter, to maintain possession or control of Client fully-paid securities and excess margin securities, as such terms are defined in that rule. If Pershing determines that it does not have sufficient securities under its possession or control as required (such a condition is referred to as a segregation deficiency), it is required by Rule 15c3-3 to take certain steps to obtain possession or control within that certain period of time set forth in the rule, including, without limitation, by recalling securities from loans. To the extent that Pershing has a segregation deficiency in shares over a record date for a vote, dividend or other corporate action or distribution, Pershing will allocate such deficiency to either (a) the customer(s) to whom such a deficiency is attributed (if any); or (b) if the deficiency cannot practically be attributed to any particular customer, Pershing will allocate such deficiency to its customers using a random impartial lottery. Client understands and agrees that Pershing may change its allocation method at any time. Clients to whom such deficiency is allocated will be unable to vote or give consent in respect of such corporate action.

12. Short Sales and Locates of Borrowable Securities. Short sales are sales of a security that Client does not own, or any sale completed by the delivery of a security borrowed by the seller, usually from a broker. Thus, if Client either does not own the security being sold or owns the security but does not believe the security will be in the physical possession or control of Pershing prior to settlement date, Client must so inform Pershing, who will mark such sales “short.” Short sales are authorized only in margin accounts, and only where Pershing can make arrangements to borrow the security. In order to complete a short sale, Pershing must be able to borrow any security that Client does not own.

Any interest or rebate of interest or other benefit Pershing may receive in connection with the loan of Client’s securities or in connection with Client’s short sale shall be exclusively for the account of Pershing.

Client agrees that no short sales will be effected by it through an Executing Broker as part of a Prime Brokerage Transaction or through Pershing in a non-Prime Brokerage Transaction unless a “locate” or “pre-borrow”, as applicable, for such security has been obtained. Pershing shall have discretion in the selection of sources to cover any short sales, including sourcing the securities from any other department within Pershing or from any affiliate. If the securities are not available for borrowing for any reason by the settlement date, Client, as the seller, will “fail to deliver” to the purchaser. A purchaser or securities lender may, in addition to other remedies and at any time after the giving of any required notice, buy-in the securities that were not timely delivered and Client will be responsible for all Losses including the costs of the buy-in. Pershing is authorized to borrow the securities necessary to enable Pershing to make delivery. Client agrees to be responsible for any cost or loss Pershing may incur in sourcing and maintaining the borrow, or the cost Pershing may incur in obtaining the securities if Pershing is unable to borrow such securities. Client hereby authorizes Pershing to complete all such transactions and authorizes Pershing to make advances and expend monies as are required.

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In respect of short positions maintained by Client over a corporate action record date, Pershing will, on the relevant payment date for such corporate action, if any, charge Client’s Account for money or property equal in value to the cost of such corporate action attributable to Client’s short position, including the costs of any lost tax benefits for the lenders. Client is ultimately responsible for the delivery of securities on the settlement date, the consequences of a failure to deliver, the timely return of securities borrowed on Client’s behalf, and all costs associated with such borrowings, including costs relating to any corporate actions.

13. Buy-in of Government Securities. Regulations issued under the Government Securities Act of 1986 require Pershing to initiate buy-in procedures for mortgage-backed securities that have been purchased for Client and that remain in a fail-to-receive status for more than 60 calendar days (referred to below as “fully paid fails”). Mandatory buy-ins are also required to complete a sale by Client (referred to below as “sell order fails”) of government securities which have not been received from Client within 30 calendar days after the settlement date (or in the case of mortgage-backed securities, 60 calendar days after settlement date). The Bond Market Association Buyin Procedures for Mortgage Backed Securities and the Bond Market Association Buy-in Procedures for Government Securities permit the use of alternatives other than purchasing securities (e.g., securities may be borrowed, substituted or bought back) in closing out fully paid fails and sell order fails and also provide an exemption for short sales.

14. Notice of Bankruptcy, Insolvency, Reorganization, Dissolution, Termination, Incompetence & Death. In the event of any change which affects the manner in which the securities and other property in the Account is held (including, as applicable and without limitation, the death, resignation or incompetence of a joint owner or general partner or the bankruptcy, insolvency, reorganization, or dissolution of Client or other similar event that affects Client’s legal standing), Client shall promptly give Pershing written notice thereof and, in addition to the actions permitted under this Agreement and any Contract, Pershing is authorized to take such action, require such documents and tax waivers, and retain such portion of or restrict transactions in the Account, all as Pershing may reasonably deem advisable.

15. Use of Name. Each party agrees not to use the other’s name for any purpose without prior written consent, including, but not limited to, in any advertisement, publication or offering material; provided, however, that Pershing consents to Client’s stating in its offering documents that Pershing is its prime broker so long as such statement is factually accurate at the time the statement is made and it is made clear in such disclosure that Pershing has no responsibility for the preparation and accuracy of such offering documents.

16. Background Check. Client authorizes Pershing and any agent or service provider to use, verify and confirm any of the information that Client or its agent provides, including obtaining reports concerning Client’s (and its principals’) background, credit standing and business conduct and to share all such information with their successors, assigns, agents and service providers to determine Client’s eligibility for an Account or any feature or otherwise.

17. Confidential Information. If a party has disclosed information to the other party pursuant to a confidentiality agreement or non-disclosure agreement in anticipation of negotiating or entering into this Agreement, such information will now be governed by the confidentiality terms in this Agreement.

“Confidential Information” of a party shall mean all data and information relating to a party, its representatives and its employees submitted to the other party or obtained by the other party in connection with this Agreement and the services provided hereunder, including, without limitation, Non-Public Personal Information (“NPPI”) as that term is defined in Title V of the Gramm-Leach-Bliley Act of 1999 or any successor federal statute, and any rules and regulations thereunder, all as may be amended or supplemented from time to time, that relates to the customers of either party (“GLBA”), technology, products, services and other proprietary information.

Notwithstanding the foregoing, Confidential Information shall not include information which (i) was rightfully in the receiving party’s possession without restriction prior to the disclosure of such information by the disclosing party; (ii) is or subsequently becomes publicly available without restriction through no fault of the receiving party or its representatives; (iii) is disclosed by the owner of such information to a third party free of any obligation of confidentiality; (iv) is received by the receiving party without restriction from a third party lawfully in possession of such information and lawfully empowered to disclose such information; or (v) is independently developed by the Receiving Party without reference to the Disclosing Party’s Confidential Information.

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The receiving party will protect the disclosing party’s Confidential Information from unauthorized access, and maintain the confidentiality of the disclosing party’s Confidential Information using procedures no less rigorous than those the receiving party uses to protect and preserve the confidentiality of its own Confidential Information of a similar nature, but in no event shall the receiving party use less than a reasonable degree of care to protect the disclosing party’s Confidential Information. The receiving party shall take all reasonable measures to ensure that Confidential Information of the other party is not disclosed, duplicated, or used in any manner, in contravention of the provisions of this Agreement by such Permitted Recipients.

The receiving party is permitted to disclose and use Confidential Information: (i) to the extent such disclosure is not prohibited by GLBA, to its and its affiliates’ personnel, officers, agents, subcontractors, partners, advisors, counsel, financial advisors and employees and third party service providers (“Permitted Recipients”) for the purposes of providing services or fulfilling obligations under this Agreement, or otherwise as permitted by Applicable Law,; or (ii) pursuant to any order of any court or government agency, regulatory, self-regulatory, or supervisory authority with appropriate jurisdiction (provided that the disclosing party shall give prompt notice to the non-disclosing party of such order, unless such information is provided to a governmental, regulatory or self-regulatory authority, in the course of a routine audit, examination or inspection).

Except as provided herein, neither party shall disclose, publish, release, transfer or otherwise make available Confidential Information of the other party in any form to, or for the use or benefit of, any person or entity without the other party’s consent. If the GLBA or other Applicable Law now or hereafter in effect imposes a higher standard of confidentiality to the Confidential Information, such standard shall prevail over the provisions of this Agreement.

Client understands that The Bank of New York Mellon Corporation is a global financial organization that operates in and provides services and products to clients through affiliates and subsidiaries located in multiple jurisdictions (the “BNY Mellon Group”). Client also understands that the BNY Mellon Group may centralize in one or more affiliates, subsidiaries or unaffiliated service providers certain activities, including audit, accounting, administration, risk management, legal, compliance, sales, marketing, relationship management, and the storage, maintenance, aggregation, processing and analysis of information and data regarding Client and the Account(s) and Pershing may provide Confidential Information regarding the Client to the BNY Mellon Group for the purposes of managing, delivering or making available products and services of members of the BNY Mellon Group to Client. Client hereby consents and authorizes Pershing to disclose to the BNY Mellon Group information and data regarding Client, its employees and representatives, and the Account(s) established pursuant to this Agreement provided that to the extent such information is Confidential Information, such affiliates are directed to keep any such information confidential. Client represents and warrants that it is authorized to provide the foregoing consents and authorizations and that the disclosure of such information to Pershing will comply with the relevant data protection legislation. Client acknowledges and agrees that information concerning Client may be disclosed (i) to unaffiliated service providers who are required to maintain the confidentiality of such information, (ii) to governmental and regulatory authorities in jurisdictions where the BNY Mellon Group operates, and (iii) otherwise as required by Applicable Law.

Client acknowledges that the services Pershing provides hereunder involve Client access to proprietary technology, trading and other systems, and that techniques, algorithms and processes contained in such systems and shall be safeguarded by Client, and that Client shall exercise reasonable care to protect Pershing’s interest therein. Client agrees to make the proprietary nature of such systems known to those of its consultants, staff, agents or Clients who may come into contact with such systems. Client agrees that any breach of this confidentiality provision may result in its being liable for damages as provided by law including injunctive or equitable relief.

Subsequent to the termination of this Agreement, upon request of the disclosing party, the receiving party shall return or certify destruction of all originals, copies, reproductions and summaries of Confidential Information, provided that the receiving party may retain, subject to the confidentiality obligations set forth herein, copies of the Confidential Information required for compliance with any Applicable Law to the receiving party is subject and to fulfill its internal record keeping requirements and shall not be required to erase, expunge or destroy any electronic copies of Confidential Information created as a result of automatic back-up procedures.

Client acknowledges and agrees that Pershing shall be permitted to compile and aggregate data which does not identify, directly or indirectly, Client or any of its customers (“Aggregated Data”), and use such Aggregated Data for its analytical business purposes without limitation or notice to Client.

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18. Disclaimer of Liability. Except as otherwise provided by law or otherwise provided herein, Pershing shall not be liable for Losses by or with respect to any matters pertaining to the Account, except to the extent that such Losses are actual and direct Losses and are determined by a court of competent jurisdiction or an arbitration panel in a final non-appealable judgment or order to have resulted from Pershing’s gross negligence or willful misconduct. Notwithstanding the forgoing, Pershing shall, in no way, be liable for special, punitive, indirect, incidental or consequential damages (including lost profits, trading losses and damages).

Except as otherwise provided herein or by law, Client agrees that, even if Pershing has been advised of the possibility of damages, Pershing will have no liability to Client or to third parties, or responsibility whatsoever, for:

(a) Losses resulting from a cause over which Pershing does not have direct control, including the failure of mechanical equipment, unauthorized access, theft, operator errors, government restrictions, force majeure (i.e., earthquake, flood, severe or extraordinary weather conditions, or other act of God, fire, war, insurrection, riot, labor dispute, strike, or similar problems, accident, action of government, communications, power failure or equipment or software malfunction), Exchange or market rulings or suspension of trading, (b) any special, punitive, indirect, incidental, consequential, punitive or exemplary damages (including lost profits, trading losses and damages) that Client may incur in connection with Client’s use of the brokerage and other services provided by Pershing under this Agreement, or (c) the performance or non-performance by any Exchange, market, settlement or netting system, book entry participant, entity that Pershing uses based on customary market practice, or clearing organization, clearing firm or other third party (including banks and sub-custodians) of its or their obligations relative to any securities or other property of Client.

19. Indemnification. In addition, absent Pershing’s gross negligence or willful misconduct, Client agrees to indemnify and hold Pershing harmless from, all Losses arising in connection with or related to the Account or this Agreement including but not limited to: (a) Client’s, Client’s Users’ or its agent’s misrepresentation, act or omission or alleged misrepresentation, act or omission, or material violation of any term of this Agreement, (b) Pershing following Client’s or its agent’s directions or failing to follow Client’s or its agent’s unlawful or unreasonable directions, (c) any activities or services of Pershing in connection with the Account (including, without limitation, any technology services, reporting, trading, research or capital introduction services) and (d) the failure by any person not controlled by Pershing to perform any obligations to Client.

20. ERISA. If part or all of the assets of Client constitute the assets of an employee benefit plan subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Internal Revenue Code of 1986 (the “Code”) or of a “plan” subject to the prohibited transaction provisions of Section 4975 of the Code by reason of Section 3(42) of ERISA or otherwise, Client represents and warrants on each day during the life of this Agreement and any transactions entered into hereunder, both in its individual and fiduciary capacities that: (i) no transaction engaged in by Client will constitute a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA and Client shall enter into any transaction hereunder solely on the basis of determining that Client (and each employee benefit plan which constitutes the assets of Client) will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17)(B) of ERISA); (ii) Client’s investment manager will be eligible to act as a “qualified professional asset manager” within the meaning of Department of Labor Prohibited Transaction Class Exemption 84-14 with respect to Client and each employee benefit plan the assets of which constitute the assets of Client; (iii) Client’s investment manager will at all times meet the requirements of Section 412 of ERISA; (iv) neither this Agreement nor any transaction entered into or contemplated hereunder will violate any Applicable Law, rule, regulation or constitutional provision applicable to Client, and (v) Pershing has not provided nor will provide any information or service that has constituted or will constitute a primary basis of any investment decision by or on behalf of Client, and Pershing is not nor shall Pershing become a fiduciary with respect to Client by reason of its services provided hereunder. Each of Pershing and Client (and each person acting on Client’s behalf) agrees that they shall not treat the assets pledged as Collateral by Client in connection with any transaction entered into under this Agreement as “plan assets” under ERISA or Section 4975 of the Code.

21. Power and Authority. As of the date hereof and on each date on which a transaction is in effect for Client’s Account, a Contract is in effect or an Obligation is outstanding, Client represents and warrants that (a) Client is duly organized and validly existing under the laws of the jurisdiction of its organization; (b) Client has all necessary power and authority to execute and perform the Contracts and that the execution and performance of the Contracts will not cause Client to violate any provisions in its charter, by-laws, partnership agreement, trust agreement or other constituent agreement or instrument, and that neither any Contract nor any transaction entered into or contemplated under any Contract will violate any Applicable Law (including, without limitation, any provision of ERISA, Section 4975 of Code or any tax “qualification” rule under the Code or, if applicable, Section 17 or 18 of the Investment Company Act of 1940); (c) Client will not transact on the base of, or in reliance on, material nonpublic information; (d) the Contracts, as amended from time to time, are a legal, valid and binding obligations, enforceable against Client in accordance with their terms; and (e) no litigation, arbitration or administrative or self- regulatory proceeding or claim or governmental investigation is in progress, pending, or, to Client’s knowledge, threatened to which Client or any of its representatives or any of its properties is or would be subject. Each of the persons executing this Agreement on Client’s behalf represents that he or she acting alone has full power and authority to deal with Pershing on Client’s behalf without notice to Client or any other undersigned person. Client agrees that Pershing will be entitled to act upon the instructions of any officer, director, agent or employee of Client having actual or apparent authority to act on behalf of Client.

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22. Entire Agreement. This Agreement, including the Special Custody and Pledge Agreement dated as of May , 2020 as amended, and all related documentation hereto constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. The rights and remedies set forth in this Agreement are intended to be cumulative and not exclusive. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The fulfillment of any and all obligations of Pershing to Client hereunder is contingent upon there being no breach, repudiation, misrepresentation, Close-out Event, Termination Event or default or potential default (however characterized) by Client under this Agreement or any Contract. Governing Law, Successor and Assigns, Waiver. This Agreement and its enforcement, and each transaction entered into hereunder and all matters arising in connection with this Agreement and transactions hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its choice of law doctrine, and its provisions shall cover individually and collectively all Accounts which Client may maintain with Pershing, provided, however, this shall not otherwise limit Pershing from exercising rights available under any other agreement or by operation of law or otherwise. As between Client and Pershing, both agree that the securities intermediary’s jurisdiction, within the meaning of Section 8-110(e) of the UCC, in respect of the Account is the State of New York and the law applicable to all the issues specified in Article 2(1) of the Hague Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary (“Hague Securities Convention”) is the law in force in the State of New York and agree that none of them has or will enter into any agreement to the contrary. Client understands that federal and state laws, and the rules and regulations of Exchanges and self-regulatory organizations, are subject to change, and therefore Pershing may be required to change its procedures to conform to Applicable Law. This Agreement is binding upon and inures to the benefit of Pershing, Client and our respective legal representatives, successors and permitted assigns. Neither Pershing nor Client may assign its rights or delegate its obligations under this Agreement, in whole or in part, without the prior written consent of the other party, except for an assignment and delegation by Pershing of all of Pershing’s rights and obligations hereunder to any affiliate or successor, which may be undertaken by giving Client prior notice. Notwithstanding the foregoing, any actions taken by or authorized to be taken by Pershing under this Agreement may be taken by or through the use of agents of Pershing. No waiver of any provision of this Agreement shall be deemed a waiver of any other provision, or a continuing waiver of the provision or provisions so waived. All waivers and modifications must be in writing. Any purported assignment in violation of this Paragraph will be void.

24. Modification and Termination.

Client agrees that upon a change in Applicable Law or Pershing’s interpretation thereof or otherwise upon 30 days’ prior notice, Pershing may modify the terms of this Agreement. By continuing to accept the services hereunder, Client has indicated acceptance of any such modification. If Client does not accept such modification, Client must notify Pershing in writing and this Agreement and any Accounts hereunder may be terminated by Pershing after which Client agrees to remain liable for all outstanding Obligations. Otherwise this Agreement may not be modified unless agreed by the parties in writing.

Each party agrees that this Agreement and the Accounts maintained hereunder may be terminated by either party at any time effective upon the giving of notice of such termination to the other party. The following paragraphs shall survive the termination of this Agreement: V.17 Confidentiality, V.18 Disclaimer of Liability, and V.19 Indemnity. Without limiting the foregoing, upon any such termination, the provisions of this Agreement shall remain in effect with respect to all securities and other property then held in such Accounts, all assets subject to the security interest hereunder, all transactions and Contracts then outstanding between Client and Pershing and all outstanding Obligations of Client to Pershing (which include any Obligations that may arise as a result of any action or any failure to act pursuant to this Agreement during the term of this Agreement).

25. Severability. If any provision of this Agreement shall be held to be invalid, void or unenforceable, the validity or enforceability of the remaining provisions and conditions shall not be affected thereby.

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26. Headings. Headings herein are for convenience only and are not of substantive effect.

27. Non-Exclusivity of Remedies. The enumeration herein of specific remedies shall not be exclusive of any other remedies. Any delay or failure by a party to this Agreement to exercise any right, power, remedy, or privilege herein contained, or now or hereafter existing under any applicable statute or law, shall not be construed to be a waiver of such right, power, remedy, or privilege. No single, partial, or other exercise of any such right, power, remedy, or privilege shall preclude the further exercise thereof or the exercise of any other right, power, remedy, or privilege.

28. Arbitration. This Agreement contains a predispute arbitration clause. By signing an arbitration agreement, the parties agree as follows:

(a) All parties to this Agreement are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(b) Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

(c) The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(d) The arbitrators do not have to explain the reason(s) for their award unless, in an eligible case, a joint request for an explained decision has been submitted by all parties to the panel at least 20 days prior to the first scheduled hearing date.

(e) The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

(f) The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

(g) The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Agreement. Client agrees that any and all controversies that may arise between Client and Pershing, including, but not limited to, those arising out of or relating to the transactions contemplated hereby, the Accounts established hereunder, any activity or claim related to Client's Accounts or the construction, performance, or breach of this Agreement shall be determined by arbitration conducted before The Financial Industry Regulatory Authority ("FINRA"), or, if FINRA declines to hear the matter, before the American Arbitration Association, in accordance with their arbitration rules then in force.

The arbitrator(s) may not grant an award of attorneys’ fees to or against any party, unless specifically agreed to in writing by the parties to the arbitration or as may be specifically permitted by Applicable Law.

The award of the arbitrator(s) shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until:

(i) the class certification is denied;

(ii) the class is decertified; or

(iii) Client is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

29. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute a single agreement.

30. Notices. All notices and other communications provided to Client hereunder shall be in writing and either posted onto the Internet in a form agreed to by the parties or mailed, electronically mailed, faxed, or delivered to the address of the intended recipient specified on the signature page or to such other address as such intended recipient may provide, provided that Pershing has received such address and had a reasonable time to act on any notice of a change. All communications sent to Client, whether through the Internet, or by mail, fax, messenger or otherwise, shall be deemed received as of the date of delivery or the date delivery was attempted; provided that delivery was attempted between 9am-5pm Eastern Standard Time on a Business Day. Otherwise delivery shall be deemed effective as of 9am Eastern Standard Time on the following Business Day. Any notice or communication to Pershing provided under this Agreement shall be addressed to the manager of the Pershing department or office handling the Account.

31. Limited Recourse. Any amounts owed or liabilities incurred by Client in respect of any transaction entered into under this Agreement may be satisfied solely from Client’s assets. Without limiting the generality of the foregoing, in no event shall Pershing have recourse, whether by setoff or otherwise, with respect to any amount owed or liabilities incurred by Client or on Client’s behalf, to or against (a) any assets of any person or entity (including without limitation, any person or entity whose account is under the management of the Advisor) other than Client, (b) any assets of the Advisor or any affiliate of Advisor or (c) any assets of any member, shareholder, partner, principal or controlling person of Client or Advisor. Provided, however, nothing herein shall be construed to as a waiver of any valid claim or cause of action Pershing may have against any person or other entity, independent of Client’s obligation hereunder.

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32. Opt-In to U.S. Special Resolution Regimes. Notwithstanding any other term in this Agreement, in the event Pershing becomes subject to a proceeding under a U.S. special resolution regime, the transfer of this Agreement (and any interest and obligation in or under, and any property securing, this Agreement) from Pershing will be effective to the same extent as the transfer would be effective under the U.S. special resolution regime if the Agreement (and any interest and obligation in or under, and any property securing, the Agreement) were governed by the laws of the United States or a state of the United States; and in the event Pershing or any of its affiliates becomes subject to a proceeding under a U.S. special resolution regime, default rights with respect to this Agreement that may be exercised against Pershing are permitted to be exercised to no greater extent than the default rights could be exercised under the U.S. special resolution regime if this Agreement were governed by the laws of the United States or a state of the United States.

33. Definitions.

“Applicable Law” means all laws, rules and regulations, of all U.S. and if applicable, non-U.S., federal state and local governmental authorities, self-regulatory organizations, markets, exchanges, depositories and clearing corporations where Client’s transactions are executed, cleared or settled, as in effect at any time.

“Authorization for Electronic Delivery” means the document executed by Client for the electronic delivery of certain documents and information. The Authorization for Electronic Delivery shall supplement and form part of this Agreement.

“Base Rate” means the base interest rate established by Pershing for Client used in the calculation of interest charges and credits relating to positions in Client’s Account.

“Business Day” means any day on which both (i) the New York Stock Exchange is open and conducting business and (ii) The Bank of New York Mellon, located in New York City, is open and conducting business.

“Collateral” means (i) each deposit, custody, securities or other account for Client with, carried by or through Pershing or otherwise subject to the control of Pershing, including all Accounts and, if applicable, any Special Custody Accounts established by Pershing, Client and a custodian (ii) cash, securities, other financial instruments and other property and assets, which may be deposited, credited, held or carried in any Account, (iii) all of Client’s rights, title or interest in, to or under any Contract including all rights against Pershing, and (iv) all security entitlements, income and profits, voting rights, redemption rights, proceeds, dividends, interest and other payments and distributions with respect to the foregoing, which are deposited in or credited to, or held, carried, or maintained by Pershing or in the possession or control of Pershing or which are, or may become, due to Client (either individually or jointly with others or in which Client has any interest).

“Contract” means an agreement between Client and Pershing to which Client has any obligations or holds any rights, including this Agreement.

“Electronic Access Form” means the document executed by Client to provide access to the Electronic Services for Client’s designated users. The Electronic Access Form shall supplement and form part of this Agreement.

“Losses” means any expense, losses, damages, liabilities, demands, charges, claims, penalties, fines and excise taxes of any kind or nature (including legal expenses and attorneys’ fees related to enforcing any rights to indemnification or otherwise).

“Obligation” means any obligation liability owing with respect of, any Account or any Contract (whether or not mature or contingent), including, without limitation: (i) all brokerage charges, commissions and service fees, (ii) all contract market exchange, sub-custodian or clearinghouse fees or other charges and losses in any Account, (iii) any principal balance of any advances made by Pershing to or for the benefit of Client, (iv) any debit balance owing with respect to the Account, (v) any obligation to deliver Margin, (vi) any obligation to deliver or return Collateral, (vii) any deficiency in any Account, (viii) any taxes, fees, fines, penalties or other charges imposed by any governmental or self-regulatory authority, taxing authority or court of competent jurisdiction, (ix) any charge or clawback owing as a result of corporate actions related to positions in the Account, and (x) all payment and delivery, repayment, delivery, costs to cover and extension of credit obligations and all indebtedness, obligations and potential obligations, whether or not mature or contingent, related to the clearance and settlement of orders or the purchase, sale, transfer or loan of securities or other assets (including any failure of the foregoing) pursuant to the Account or this Agreement, as well as reasonable legal and other expenses incurred in connection with the enforcement of this Agreement.

“On Demand” means (1) if a demand is made by 10:00 a.m. Eastern Standard Time, payment or delivery shall be made by 5:00 p.m. that Business Day; and (2) if a demand is made after 10:00 a.m. Eastern Standard Time, payment or delivery shall be made by 12:00 p.m. Eastern Standard Time on the following Business Day.

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VI.	SIGNATUREPAGE

Confidential

Terms and Conditions

By signing below, the Client, or its Advisor on behalf of the Client, pursuant to a certain Third-Party Authorization, agrees to the terms and conditions set forth herein, including the following:

1. THE SECURITIES IN CLIENT’S MARGIN ACCOUNT(S) AND ANY SECURITIES FOR WHICH CLIENT HAS NOT FULLY PAID, TOGETHER WITH ALL ATTENDANT OWNERSHIP RIGHTS, MAY BE LOANED TO PERSHING OR LOANED OUT TO OTHERS; AND

2. THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE AT SECTION V, PARAGRAPH 28 OF THIS AGREEMENT.

CLIENT

By.	RiverNorth Specialty Finance Corporation	11/13/2020
	Printed Name of Client	Date

	Jon Mohrhardt	Treasurer and Chief Financial Officer
	Printed Name of Authorized Signer for Client	Printed Title of Authorized Signer for Client

/s/ Jon Mohrhardt
Signature

AGENT (if applicable)

By.
	Printed Name of Agent	Printed Name of Client’s Agent

	Printed Name of Authorized Signer for Agent	Printed Title of Authorized Signer for Agent

	Signature	Date

PRIME BROKER

By.	Pershing, LLC	11/30/2020 04:33 Pivl EST
	Printed Name of Prime Broker	Date

	Peter R, Murphy	Managing Director
	Printed Name of Authorized Signer for Prime Broker	Printed Title of Authorized Signer for Prime Broker

/s/ Peter R. Murphy
Signature

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